Exhibit 99.1

July 17, 2015

Board of Directors

KYTHERA Biopharmaceuticals, Inc.

30930 Russell Ranch Road

Westlake Village, CA 91362

Re:	Registration Statement on Form S-4 of

Allergan plc, filed July 17, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to (i) our opinion letter, dated June 17, 2015 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Allergan plc (formerly known as Actavis plc) (“Allergan”) and its affiliates) of the outstanding shares of common stock, par value $0.00001 per share, of KYTHERA Biopharmaceuticals, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 17, 2015 (the “Agreement”), by and among Allergan, Keto Merger Sub, Inc., a wholly owned subsidiary of Allergan (“Acquisition Sub”), and the Company and (ii) our letter, dated July 1, 2015 (the “Confirmation Letter”), confirming that, had we issued the Opinion Letter on June 17, 2015 on the basis of the transactions contemplated by the Agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 1, 2015, by and among Allergan, Acquisition Sub and the Company, the conclusion set forth in the Opinion Letter would not have changed.

The Opinion Letter and the Confirmation Letter are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter and the Confirmation Letter under the captions “SUMMARY—Recommendation of the KYTHERA Board and KYTHERA’s Reasons for the Merger”, “SUMMARY—Opinion of Financial Advisor to KYTHERA”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the KYTHERA Board and KYTHERA’s Reasons for the Merger” and “THE MERGER—Opinion of Financial Advisor to KYTHERA” and to the inclusion of the Opinion Letter and the Confirmation Letter in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter and the Confirmation Letter are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)